FERRO CORPORATION TO LAUNCH TENDER OFFER FOR $200 MILLION IN

9 1/8% SENIOR NOTES DUE 2009

CLEVELAND, Ohio – June 20, 2008 – Ferro Corporation (NYSE: FOE) (the “Company”) today announced that it has commenced a cash tender offer to purchase any and all of its outstanding $200 million aggregate principal amount of 9 1/8% senior notes due in January 2009 (the “Notes”) on the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement dated June 20, 2008 (the “Offer to Purchase”). The Company is also soliciting consents to certain proposed amendments to the indenture governing the Notes to, among other things, eliminate substantially all of the restrictive covenants, eliminate or modify certain events of default and certain conditions to defeasance of the Notes, and eliminate or modify related provisions contained in the indenture. The tender offer documents more fully set forth the terms of the tender offer and consent solicitation.

The tender offer will expire at 5:00 p.m., New York City time, on July 18, 2008 (the “Expiration Date”), unless extended or terminated earlier by the Company. The Company reserves the right to terminate, withdraw or amend the tender offer and consent solicitation at any time subject to applicable law. Each holder who validly tenders its Notes and delivers consents on or prior to 5:00 p.m., New York City time, on July 3, 2008 (the “Consent Date”) will be entitled to a consent payment, which is included in the total consideration described below, of $15.00 for each $1,000 principal amount of Notes tendered by such holder if such Notes are accepted for purchase pursuant to the tender offer.

The total consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn prior to the Consent Date, and accepted for purchase pursuant to the tender offer will be determined as specified in the tender offer documents and will be equal to the present value, minus accrued interest, on the applicable payment date for the tender of Notes of (i) $1,000 on the maturity date of the notes and (ii) the remaining scheduled interest payments on such Notes after the payment date for the tender of Notes to January 1, 2009 (the “Redemption Date”). The consideration will be determined using a basis of a yield to the Redemption Date equal to the sum of (A) the yield on the 4.75% U.S. Treasury note due December 31, 2008 (the “Reference Treasury Security”), as calculated by Credit Suisse Securities (USA) LLC (“Credit Suisse”), acting as dealer manager, in accordance with standard market practice, based on the bid side price for the Reference Treasury Security on the price determination date, as described in the tender offer documents, plus (B) a fixed spread of 50 basis points. The Company will pay accrued and unpaid interest up to, but not including, the applicable payment date.

Credit Suisse will determine the actual pricing, based on the foregoing, on July 3, 2008, although this price determination date may be extended by the Company. The Company will publicly announce the pricing information by issuing a press release prior to 9:00 am, New York City time, on the day following the price determination date.

The Company intends to finance the purchase of the Notes and related fees and expenses primarily through a new issuance of senior debt. Holders who tender Notes are required to consent to the proposed amendments to the indenture and the Notes. Any tender of Notes prior to the Consent Date may be validly withdrawn and consents may be validly revoked at any time prior to the Consent Date, but not thereafter except under limited circumstances. The proposed amendments will not become effective, however, until after a majority in aggregate principal amount of the outstanding Notes, whose holders have delivered consents to the proposed amendments, have been accepted for payment. Holders who tender Notes after the Consent Date will not be entitled to receive the consent payment.

The Company has reserved the right to accept for purchase at any time following the Consent Date but prior to the Expiration Date (the “Early Acceptance Time”) all Notes then validly tendered. If the Company elects to exercise this option, it will pay for such Notes on a date (the “Early Payment Date”) promptly following the Early Acceptance Time. On the Early Payment Date, the Company will also pay accrued and unpaid interest up to, but not including, the Early Payment Date on the Notes accepted for purchase.

The Company’s obligation to accept for purchase and to pay for Notes validly tendered and not withdrawn pursuant to the tender offer and the consent solicitation is subject to the satisfaction or waiver, in the Company’s discretion, of certain conditions, which are more fully described in the Offer to Purchase, including, among others, (i) the execution by the Company and The Bank of New York Trust Company, N.A., as trustee, of the Supplemental Indenture (as such term is defined in the Offer to Purchase) which sets out the proposed amendments to the indenture governing the Notes, (ii) holders of the Notes having delivered (and not revoked) by the Consent Date consents representing not less than a majority in aggregate principal amount of the Notes (excluding Notes owned by the Company or any of its affiliates), (iii) holders of the Notes having tendered (and not withdrawn) by the Expiration Date Notes representing not less than a majority in aggregate principal amount of the Notes (excluding Notes owned by the Company or any of its affiliates), and (iv) the Company’s receipt of sufficient proceeds from a new issuance of senior debt on or prior to the Early Acceptance Time or the Final Acceptance Time (as such term is defined in the Offer to Purchase), as the case may be, to fund substantially all of the tender offer and the consent solicitation. The complete terms and conditions of the tender offer and the consent solicitation are set forth in the tender offer documents, which are being sent to holders of Notes. Holders of Notes are urged to read the tender offer documents carefully.

The Company has retained Credit Suisse to serve as the dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to 212-325-4951 (collect). Requests for documents may be directed to Morrow & Co., the Information Agent for the tender offer, at 800-607-0088.

The tender offer and consent solicitation is being made solely by means of the tender offer documents. Under no circumstances shall this press release constitute an offer to purchase or the solicitation of an offer to sell the Notes or any other securities of the Company or any other person, nor shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This press release also is not a solicitation of consents to the proposed amendments to the indenture and the Notes. No recommendation is made as to whether holders of the Notes should tender their Notes or give their consent.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Cleveland, Ohio, the Company has approximately 6,300 employees globally and reported 2007 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this Ferro press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and often beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	Our ability to obtain the financing for and consummate the tender offer are subject to increases in interest rates and operating costs, general volatility of the capital markets and our ability to access the capital markets.

•	We depend on reliable sources of raw materials, including energy and petroleum based materials, and other supplies at a reasonable cost, but availability of such materials and supplies could be interrupted and/or the prices charged for them could escalate.

•	The markets in which we participate are highly competitive and subject to intense price competition.

•	We are striving to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques, but we may not be successful in achieving the desired improvements.

•	We are engaged in restructuring programs to improve manufacturing efficiency and reduce costs. If we are not successful in the execution of our restructuring programs we will not realize the expected cost savings.

•	Our products are sold into industries where demand is unpredictable, cyclical or heavily influenced by consumer spending.

•	The global scope of our operations exposes us to risks related to currency conversion and changing economic, social and political conditions around the world.

•	We have a growing presence in the Asia-Pacific region where it can be difficult for an American company to compete lawfully with local competitors.

•	Regulatory authorities in the U.S., European Union and elsewhere are taking a much more aggressive approach to regulating hazardous materials and those regulations could affect our sales and operating profits.

•	Our operations are subject to operating hazards and, as a result, to stringent environmental, health and safety regulations and compliance with those regulations could require us to make significant investments.

•	We depend on external financial resources and any interruption in access to capital markets or borrowings could adversely affect our financial condition.

•	Interest rates on some of our external borrowings are variable and our borrowing cost could be affected adversely by interest rate increases.

•	Many of our assets are encumbered by liens that have been granted to lenders and those liens affect our flexibility in making timely dispositions of property and businesses.

•	We are subject to a number of restrictive covenants in our credit facilities and those covenants could affect our flexibility in funding strategic initiatives.

•	We have significant deferred tax assets and our ability to utilize these assets will depend on our future performance.

•	We are a defendant in several lawsuits that could have an adverse effect on our financial condition and/or financial performance, unless they are successfully resolved.

•	Our businesses depend of a continuous stream of new products and failure to introduce new products could affect our sales and profitability.

•	We are subject to stringent labor and employment laws in certain jurisdictions in which we operate and party to various collective bargaining arrangements, and our relationship with our employees could deteriorate, which could adversely impact our operations.

•	Employee benefit costs, especially post-retirement costs, constitute a significant element of our annual expenses, and funding these costs could adversely affect our financial condition.

•	We are exposed to intangible asset risk.

•	We have in the past identified material weaknesses in our internal controls, and the identification of any material weaknesses in the future could affect our ability to ensure timely and reliable financial reports.

•	We are exposed to risks associated with acts of God, terrorists and others, as well as fires, explosions, wars, riots, accidents, embargoes, natural disasters, strikes and other work stoppages, quarantines and other governmental actions, and other events or circumstances that are beyond the Company’s reasonable control.

Additional information regarding these risk factors can be found in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007 and other filings with the Securities & Exchange Commission.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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INVESTOR CONTACT:
David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-7155
E-mail: longfellowd@ferro.com

MEDIA CONTACT:
Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-6202
E-mail: aboodm@ferro.com
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